EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts: Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	—or—	Sandy Smith Investor Relations 617-444-2804 ssmith@akamai.com
Akamai Completes Acquisition of Netli
CAMBRIDGE, MA — March 14, 2007 — Akamai Technologies, Inc. (NASDAQ: AKAM) today announced it has completed its acquisition of Netli, Inc., a privately held company based in Mountain View, California. Akamai announced a definitive agreement on February 5, 2007 to acquire Netli in a merger transaction.
Akamai acquired Netli in an effort to enhance its application acceleration solutions, which are designed to improve the performance of Web- and other Internet-based applications. By combining Netli’s high performance communications protocol with Akamai’s worldwide network of servers and unique capabilities to route Internet traffic around points of congestion, Akamai expects to offer businesses the most effective managed services for accelerating online applications.
“We believe the majority of today’s successful enterprises doing business online require both content and application acceleration,” said Paul Sagan, president and CEO of Akamai. “With our acquisition of Netli now complete, we are excited to add more value to our portfolio of managed services. Netli has developed important technology and operational expertise in the area of application acceleration, and by combining our efforts we expect to offer a compelling and comprehensive set of solutions.”
Under terms of the agreement, Akamai acquired all of the outstanding equity of Netli by issuing approximately 3.2 million shares of Akamai common stock in a private placement. The merger transaction will be accounted for by Akamai under the purchase method of accounting.
Akamai expects to provide an update on its integration plans for Netli during Akamai’s next quarterly investor call.
About Akamai
Akamai® is the leading global service provider for accelerating content and business processes online. Thousands of organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.

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     The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of the acquisition of Netli and Akamai’s expected timing for an integration update. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, expectations regarding the performance of the combined business, difficulty in integrating Netli’s operations with Akamai’s, failure of Akamai’s network infrastructure, continuing market acceptance of our services and those provided by Netli and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.